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                                   FORM N-8A


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


          NOTIFICATION OF REGISTRATION PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


       The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  The Travelers Separate Account Five for Variable Annuities

ADDRESS OF PRINCIPAL BUSINESS OFFICE:  One Tower Square, Hartford, CT 06183

TELEPHONE NUMBER:   (860) 277-0111

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

            Ernest J. Wright
            Secretary
            The Travelers Insurance Company
            One Tower Square
            Hartford, CT 06183

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     [X]  Yes                [  ]  No

       Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this Notification of Registration to be duly signed on behalf of the registrant in the City of Hartford and the State of Connecticut on the 2nd day of July 1998.


                           THE TRAVELERS SEPARATE ACCOUNT FIVE
                           FOR VARIABLE ANNUITIES

                           By:  The Travelers Insurance Company

                           By:  Ian R. Stuart
                                Senior Vice President, Chief Financial Officer


Attest:

By:    Ernest J. Wright
       Secretary